Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen             MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter             ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG SECOND-QUARTER EPS GROWTH;

RAISES FISCAL 2013 EXPECTATIONS; ACQUISITION OF RALCORP

HOLDINGS, INC. ON TRACK FOR CLOSING IN THE FIRST QUARTER OF

CALENDAR 2013

Fiscal 2013 Second-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.51 as reported and $0.57 adjusted for items impacting comparability, up 19% as reported and up 16% on a comparable basis.

•

Consumer Foods’ operating profit increased 12% as reported and 8% on a comparable basis, including a double-digit increase in base business marketing investment. Segment sales increased 11%, driven by acquisitions.

•	Commercial Foods’ operating profit grew 5% as reported and segment sales increased 5%.

•

The company now expects EPS expectations for the full fiscal year, adjusted for items impacting comparability, to be at least $2.06, an increase from the previous guidance of $2.03 — $2.06 on that same basis. This upwardly revised outlook includes a strong year-over-year increase in marketing investment, and does not include any fiscal 2013 EPS benefit from acquiring Ralcorp, which will be determined in due course after the transaction closes.

•	The company continues to expect operating cash flow in excess of $1.2 billion for the fiscal year, excluding any fiscal 2013 cash flow from acquiring Ralcorp.

•

The company’s planned acquisition of Ralcorp for $90 per share in cash is on track to close in the first quarter of calendar 2013. Please refer to the company’s press release dated Nov. 27, 2012, for details on the transaction.

OMAHA, Neb., Dec. 20, 2012 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2013 second quarter ended Nov. 25, 2012. Diluted EPS from continuing operations was $0.51 in the fiscal second quarter, up

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CONAGRA FOODS

19% over $0.43 earned in the year-ago period. Excluding $0.06 of net expense in both the current quarter and the year-ago period from items impacting comparability, current quarter EPS of $0.57 was 16% above the comparable $0.49 earned in the year-ago period. Items impacting comparability in the second quarter of fiscal 2013 and the same period a year ago are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 9.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased that both of our segments posted operating profit growth in the midst of current economic conditions. Effective margin management initiatives, moderating input cost inflation, the benefit of acquisitions, and good results from our potato operations are collectively driving high-quality EPS growth. We are very excited about the pending acquisition of Ralcorp, which we announced on Nov. 27, 2012, given the strategically and financially compelling nature of the acquisition. The acquisition is expected to close in the first quarter of calendar 2013, and we look forward to updating our investors on the financial benefits of the acquisition in due course.”

Consumer Foods Segment (63% of year-to-date sales)

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2,423 million and operating profit of $286 million for the second quarter. Sales increased 11%, reflecting 11% contribution from acquisitions, 4% favorable price/mix, and a 4% organic volume decline. Sequentially, organic volume improved by a slight amount (on an unrounded basis).

•	Brands posting sales growth for the quarter include Act II, Hebrew National, Marie Callender’s, Orville Redenbacher’s, Reddi-wip, Ro*Tel, Wesson, and others.

•	More brand details can be found in the Q&A document accompanying this release.

•

Volume performance is expected to improve sequentially as the fiscal year progresses, reflecting the lapping of price increases taken last fiscal year as well as the expected favorable impact of the company’s innovation pipeline and marketing investment.

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Operating profit of $286 million grew 12% over $256 million in the year-ago period, as reported. After adjusting for $7 million of net expense in the current period, and $15 million of net expense in the year-ago period, from items impacting comparability, current-quarter operating profit of $293 million increased 8% over the comparable $271 million a year ago. Marketing investment for the base business (excluding recently completed acquisitions) increased 18%, reflecting the company’s planned commitment to building long-term brand strength. Operating profit growth was driven by a combination of favorable price/mix and other margin management initiatives, moderating inflation, and contribution from completed acquisitions.

The company currently expects full fiscal year productivity savings to exceed $250 million for this segment and for input cost inflation to be approximately 2-3%.

Commercial Foods Segment (37% of year-to-date sales)

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1,312 million, 5% above year-ago period amounts. The growth primarily reflects favorable price/mix and good volumes for the Lamb Weston potato operations, which posted notable success in international markets. To a lesser extent, the sales growth also reflects the pass-through of higher wheat costs in terms of higher flour prices for the milling operations. The overall segment remains focused on top-line growth through innovation, improving product mix with higher-margin items, and strong alignment with high-potential customers.

Segment operating profit was $169 million, 5% above year-ago period amounts as reported, reflecting the sales growth as well as a continued focus on productivity and cost-saving initiatives. Lamb Weston drove the overall segment’s profit growth, while flour milling profits were below year-ago period amounts, as planned, due to the very strong performance in the same period a year ago.

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CONAGRA FOODS

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

The company recorded $16 million of net hedging loss in the current quarter, and $27 million of net hedging loss in the year-ago period, as unallocated Corporate expense. The company identifies these amounts as items impacting comparability. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

Other Items

•

Unallocated Corporate expense was $89 million in the current quarter and $102 million in the year-ago period. Current-quarter amounts include $16 million of net hedge loss, and $10 million of expense from acquisition and restructuring charges, while year-ago period amounts include $27 million of hedge loss. Excluding these amounts, unallocated Corporate expense was $63 million for the current quarter and $75 million in the year-ago period.

•	Equity method investment earnings were $13 million for the fiscal second quarter, slightly above $12 million in the year-ago period.

•	Net interest expense was $53 million in the current quarter and $51 million in the year-ago period.

•	The company expects the effective tax rate for the full fiscal year 2013 for its existing operations to be approximately 34%, excluding items impacting comparability.

Capital Items

•

On Nov. 27, 2012 the company announced an agreement to acquire Ralcorp for $90 per share in cash. The transaction is expected to close on or before March 31, 2013, subject to the approval of Ralcorp shareholders, customary regulatory approvals, and the satisfaction of other closing conditions. Including the assumption of debt, the transaction is valued at approximately $6.8 billion.

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•

The company expects to finance this transaction with cash on hand, existing credit facilities, incremental borrowings, and the issuance of equity. The company is committed to an investment-grade credit rating.

•	The company expects $225 million of annualized synergies (pre-tax) by the fourth full fiscal year following the transaction close.

•	This acquisition is expected to favorably impact ConAgra Foods’ short-term and long-term EPS performance. The company will offer more financial details in due course after the transaction is closed.

•	Dividends for the current quarter totaled $97 million versus $95 million in the year-ago period; the increase reflects a higher dividend rate partially offset by fewer shares outstanding.

•	The company repurchased approximately 6.1 million of its shares of common stock during the quarter for approximately $170 million.

•

As previously communicated, the company expects to substantially reduce its share repurchase activities in the near term given the plans to acquire Ralcorp. A slowdown in share repurchases is reflected in the company’s full year fiscal 2013 EPS outlook.

•

For the current quarter, capital expenditures from continuing operations for property, plant and equipment were $82 million, compared with $65 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $94 million for the fiscal second quarter; this compares with a total of $95 million in the year-ago period.

•

On Sept. 13, 2012, the company issued three tranches of senior unsecured notes with a face value totaling $750 million. These notes were issued at attractive rates, and proceeds were used for general corporate purposes, including repayment of outstanding commercial paper mostly utilized for a recently completed acquisition.

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Fiscal 2013 EPS Outlook

Based on the strong performance in the first half of the fiscal year, the company now expects fiscal 2013 diluted EPS to be at least $2.06, adjusted for items impacting comparability; this is an increase from previous expectations of $2.03 — $2.06 on that same basis. This guidance excludes any fiscal 2013 EPS benefit related to the Ralcorp acquisition, which will be quantified in due course after the transaction closes.

Major Items Impacting Second-quarter Fiscal 2013 EPS Comparability

Included in the $0.51 diluted EPS from continuing operations for the second quarter of fiscal 2013 (EPS amounts rounded and after tax):

•

Approximately $0.03 per diluted share of net expense, or $16 million pretax, resulting from acquisition and acquisition-related restructuring costs. $6 million (rounded) of these are in the Consumer Foods segment ($3 million in cost of goods sold (COGS) and $3 million in selling, general, and administrative (SG&A) expense), and $10 million are in unallocated Corporate expense (SG&A).

•

Approximately $0.02 per diluted share of net expense, or $16 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 of impact due to rounding.

Included in the $0.43 diluted EPS from continuing operations for the second quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.04 per diluted share of net expense, or $27 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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•

Approximately $0.02 per diluted share of net expense, or $16 million (rounded) pretax, related to restructuring activities designed to improve efficiencies. $15 million (rounded) of these are in the Consumer Foods segment ($8 million in cost of goods sold (COGS), $8 million in selling, general, and administrative (SG&A) expense), and $1 million (rounded) are in the Commercial Foods segment (all SG&A).

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-856-1969 and 1-719-325-4917, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 4524650. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: the timing to consummate a potential transaction between ConAgra Foods and Ralcorp; the ability and timing to obtain required regulatory approvals and satisfy other closing conditions, including the approval of Ralcorp’s shareholders; our ability to realize the synergies contemplated by the potential transaction; our ability to promptly and effectively integrate the business of Ralcorp and our business; availability and prices of raw materials, including any negative effects caused by inflation and adverse weather conditions; the effectiveness of its product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; the company’s success in effectively and efficiently integrating its acquisitions, actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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Regulation G Disclosure

Below is a reconciliation of Q2 FY13 and Q2 FY12 diluted earnings per share from continuing operations, and Consumer Foods segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q2 FY13 & Q2 FY12 Diluted EPS from Continuing Operations

	Q2 FY13	Q2 FY12	% change
Diluted EPS from continuing operations	$0.51	$0.43	19%
Items impacting comparability:
Acquisition-related expenses	0.03	—
Expense related to unallocated mark-to-market impact of derivatives	0.02	0.04
Restructuring charges	—	0.02
Rounding	0.01	—

Diluted EPS adjusted for items impacting comparability	$0.57	$0.49	16%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY13	Q2 FY12	% change
Consumer Foods Segment Operating Profit	$286	$256	12%
Acquisition-related expenses	5	—
Restructuring charges	2	15

Consumer Foods Segment Adjusted Operating Profit	$293	$271	8%

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended
	November 25, 2012	November 27, 2011	Percent Change
SALES
Consumer Foods	$2,423.1	$2,178.2	11.2%
Commercial Foods	1,312.4	1,253.5	4.7%

Total	3,735.5	3,431.7	8.9%

OPERATING PROFIT
Consumer Foods	$286.0	$256.3	11.6%
Commercial Foods	169.3	160.8	5.3%

Total operating profit for segments	455.3	417.1	9.2%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(89.1)	(102.0)	(12.6)%
Interest expense, net	(53.4)	(50.6)	5.5%

Income from continuing operations before income taxes and equity method investment earnings	$312.8	$264.5	18.3%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended
	November 25, 2012	November 27, 2011	Percent Change
SALES
Consumer Foods	$4,465.7	$4,069.9	9.7%
Commercial Foods	2,581.7	2,467.1	4.6%

Total	7,047.4	6,537.0	7.8%

OPERATING PROFIT
Consumer Foods	$521.3	$452.5	15.2%
Commercial Foods	308.9	258.3	19.6%

Total operating profit for segments	830.2	710.8	16.8%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(46.6)	(206.3)	(77.4)%
Interest expense, net	(102.7)	(103.5)	(0.8)%

Income from continuing operations before income taxes and equity method investment earnings	$680.9	$401.0	69.8%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	November 25, 2012	November 27, 2011	Change
Net sales	$3,735.5	$3,431.7	8.9%
Costs and expenses:
Cost of goods sold	2,872.6	2,677.7	7.3%
Selling, general and administrative expenses	496.7	438.9	13.2%
Interest expense, net	53.4	50.6	5.5%

Income from continuing operations before income taxes and equity method investment earnings	312.8	264.5	18.3%
Income tax expense	109.1	92.9	17.4%
Equity method investment earnings	12.8	11.5	11.3%

Income from continuing operations	216.5	183.1	18.2%

Income from discontinued operations, net of tax	—	—	—%

Net income	$216.5	$183.1	18.2%

Less: Net income attributable to noncontrolling interests	4.9	2.9	69.0%

Net income attributable to ConAgra Foods, Inc.	$211.6	$180.2	17.4%

Earnings per share – basic

Income from continuing operations	$0.52	$0.43	20.9%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.52	$0.43	20.9%

Weighted average shares outstanding	405.9	413.6	(1.9)%

Earnings per share – diluted

Income from continuing operations	$0.51	$0.43	18.6%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.51	$0.43	18.6%

Weighted average share and share equivalents outstanding	411.7	418.6	(1.6)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent
	November 25, 2012	November 27, 2011	Change
Net sales	$7,047.4	$6,537.0	7.8%
Costs and expenses:
Cost of goods sold	5,313.2	5,187.0	2.4%
Selling, general and administrative expenses	950.6	845.5	12.4%
Interest expense, net	102.7	103.5	(0.8)%

Income from continuing operations before income taxes and equity method investment earnings	680.9	401.0	69.8%
Income tax expense	232.6	141.6	64.3%
Equity method investment earnings	20.4	17.7	15.3%

Income from continuing operations	468.7	277.1	69.1%

Income from discontinued operations, net of tax	—	0.1	(100.0)%

Net income	$468.7	$277.2	69.1%

Less: Net income attributable to noncontrolling interests	7.0	3.2	118.8%

Net income attributable to ConAgra Foods, Inc.	$461.7	$274.0	68.5%

Earnings per share – basic

Income from continuing operations	$1.13	$0.66	71.2%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.13	$0.66	71.2%

Weighted average shares outstanding	406.5	413.0	(1.6)%

Earnings per share – diluted

Income from continuing operations	$1.12	$0.65	72.3%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.12	$0.65	72.3%

Weighted average share and share equivalents outstanding	411.8	418.4	(1.6)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 25, 2012	May 27, 2012
ASSETS
Current assets
Cash and cash equivalents	$476.8	$103.0
Receivables, less allowance for doubtful accounts of $5.8 and $5.9	1,037.8	924.8
Inventories	2,249.1	1,869.6
Prepaid expenses and other current assets	301.3	321.4

Total current assets	4,065.0	3,218.8
Property, plant and equipment, net	2,792.5	2,741.9
Goodwill	4,105.1	4,015.4
Brands, trademarks and other intangibles, net	1,304.0	1,191.5
Other assets	257.9	274.3

	$12,524.5	$11,441.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$40.0
Current installments of long-term debt	9.2	38.1
Accounts payable	1,397.1	1,190.3
Accrued payroll	164.0	177.2
Other accrued liabilities	818.0	779.6

Total current liabilities	2,388.3	2,225.2
Senior long-term debt, excluding current installments	3,413.4	2,662.7
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,826.6	1,822.1
Total stockholders’ equity	4,700.3	4,536.0

	$12,524.5	$11,441.9

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ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	November 25, 2012	November 27, 2011
Cash flows from operating activities:
Net income	$468.7	$277.2
Income from discontinued operations	—	0.1

Income from continuing operations	468.7	277.1
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	185.8	186.5
Asset impairment charges	4.6	7.4
Earnings of affiliates in excess of distributions	(5.4)	(11.2)
Non-cash share-based payments expense	27.8	24.4
Contributions to pension plans	(10.1)	(71.5)
Pension expense	11.4	12.4
Other items	(11.0)	(19.1)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(109.9)	(115.1)
Inventory	(335.4)	(228.9)
Deferred income taxes and income taxes payable, net	(2.5)	85.1
Prepaid expenses and other current assets	19.7	(34.2)
Accounts payable	226.4	347.4
Accrued payroll	(13.3)	11.3
Other accrued liabilities	21.8	15.9

Net cash flows from operating activities — continuing operations	478.6	487.5
Net cash flows from operating activities — discontinued operations	—	2.4

Net cash flows from operating activities	478.6	489.9

Cash flows from investing activities:
Additions to property, plant and equipment	(180.4)	(160.5)
Sale of property, plant and equipment	3.9	5.7
Purchase of businesses and intangible assets	(268.6)	(57.5)
Other	(1.5)	—

Net cash flows from investing activities	(446.6)	(212.3)

Cash flows from financing activities:
Net short-term borrowings	(40.0)	—
Issuance of long-term debt	743.0	—
Repayment of long-term debt	(34.2)	(348.1)
Repurchase of ConAgra Foods, Inc. common shares	(238.6)	(84.0)
Cash dividends paid	(195.3)	(189.7)
Exercise of stock options and issuance of other stock awards	102.9	88.8
Other items	1.5	—

Net cash flows from financing activities	339.3	(533.0)

Effect of exchange rate changes on cash and cash equivalents	2.5	(10.5)
Net change in cash and cash equivalents	373.8	(265.9)
Cash and cash equivalents at beginning of period	103.0	972.4

Cash and cash equivalents at end of period	$476.8	$706.5

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